(OMNI LETTERHEAD)

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                                  NO. 04-32

FOR MORE INFORMATION CONTACT: G. Darcy Klug, Executive Vice President
PHONE: (337) 896-6664

                    OMNI SATISFIES NASDAQ FILING REQUIREMENTS
                   Cures Technical Defaults Of Its Debentures

     CARENCRO, LA - AUGUST 27, 2004 - OMNI ENERGY SERVICES CORP. (NASDAQ NM:
OMNI) announced today that it received a Nasdaq Staff determination on August 25, 2004 indicating that the Company had not complied with Nasdaq Marketplace Rule 4310(c)(14) by failing to file its Form 10-Q for the period ended June 30, 2004 on a timely basis, and that its securities were, therefore, subject to delisting from the Nasdaq National Stock Market. The notification is standard procedure when a Nasdaq listed company fails to complete a required filing in a timely manner.

     The Company filed the Form 10-Q on August 26, 2004 and, as a result, the Nasdaq listing requirements have been satisfied. Nasdaq has notified OMNI that with the filing of its Form 10-Q, the Company is in compliance with the Rule and, accordingly, the matter is closed.

     The Company disclosed in its Form 10-Q that, as a result of the late filing of the Form 10-Q, the Company was in technical default of its registration obligations with respect to its 6.5% Subordinated Convertible Debentures ("Debentures"). With the filing of the Form 10-Q on August 26, 2004, the technical default has been cured. The Company is currently in compliance with all provisions of the Debentures.

     Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business units: Seismic Drilling, Aviation, Permitting, Seismic Survey and Environmental. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI, and other risks detailed in the Company's filings with the Securities and Exchange Commission.